FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of April 15, 2009, among Atlantic Express Transportation Corp., a New York corporation (the “Company”), the Guarantors named herein, as guarantors, and The Bank of New York Mellon, as Trustee and Collateral Agent (the “Trustee”).

WHEREAS, the Company has duly issued its Senior Secured Floating Rate Notes due 2012 (the “Notes”), in the aggregate principal amount of $185,000,000 pursuant to an Indenture dated as of May 15, 2007, among the Company, the Guarantors named therein and the Trustee (the “Indenture”), and $185,000,000 aggregate principal amount of Notes are outstanding on the date hereof; and

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend any provision of the Indenture (other than certain provisions enumerated in Section 9.02 of the Indenture, none of which provisions are implicated hereby) with the written consent of the Holders (as defined in the Indenture) of at least a majority of the aggregate principal amount of the then outstanding Notes and execute a supplemental indenture; and

WHEREAS, the Company solicited, and has received, consents upon the terms and subject to the conditions set forth in the Consent Agreement dated April 15, 2009, from Holders representing at least a majority in aggregate principal amount of its outstanding Notes to certain amendments described therein to the Indenture; and

WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

NOW, THEREFORE, the parties hereto agree as follows:

I.	DEFINITIONS.

Capitalized terms not defined herein shall have the meaning given to such terms in the Indenture.

II.	AMENDMENT TO THE INDENTURE.

Amendment of the “Reports to Holders” Covenant.

Section 4.08 of the Indenture is hereby amended and restated in its entirety as follows:

 “So long as any Notes are outstanding (unless defeased in accordance with the Indenture):

 (a) the Company will prepare and have available:

(1)           within 90 days after the end of each fiscal year: (i) audited consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP, containing required footnote disclosure and in substantial compliance with Regulation S-X for annual financial statements, accompanied by an audit report thereon by the Company’s certified independent accountants; and (ii) a separate supplemental annual report containing the following additional information, each in form and substance substantially consistent with what would have been required to be contained in an Annual Report on Form 10-K if the Company were otherwise required to file such a report with the Commission (with Item numbers referring to the applicable Items of Form 10-K): (A) Item 1 - “Business”; (B) Item 2 -  “Properties”; (C) Item 3 - “Legal Proceedings”; (D) Item 4 - “Submission of Matters to a Vote of Security Holders”; (E) Item 7 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (F) Item 9 - “Changes in Disagreements with Accountants on Accounting and Financial Disclosure”; (G) Item 13 - “Certain Relationships and Related Transactions”; and (H) Item 15 - “Exhibits, Financial Statement Schedules”;

(2)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year: (i) unaudited consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP, containing required footnote disclosure and in substantial compliance with Regulation S-X for interim quarterly financial statements, subject to the absence of normal year end audit adjustments and accruals, and provided that no SAS 100 or similar review shall be required and (ii) a separate supplemental quarterly report containing the following additional information, each in form and substance substantially consistent with what would have been required to be contained in a Quarterly Report on Form 10-Q if the Company were otherwise required to file such a report with the Commission (with Part and Item numbers referring to the applicable Parts and Items of Form 10-Q): (A) Part I, Item 2 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) the following Items from Part II: (i) Item 1 - “Legal Proceedings”; (ii) Item 2 - “Unregistered Sales of Equity Securities and Use of Proceeds”; (iii) Item 3 - “Defaults upon Senior Securities”; (iv) Item 4 – “Submission of Matters to a Vote of Security Holders”; and (v) Item 6 – “Exhibits”; and

(3)           within the applicable time period after the occurrence of each event that would have triggered an obligation to file a Current Report on Form 8-K if the Company were otherwise required to file such a report with the Commission, (i) current reports containing information in form and substance substantially consistent with what would have been required to be contained in a Current Report on Form 8-K (other then Item 7.01 of Form 8-K) if the Company were otherwise required to file such a report with the Commission; provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Company and (ii) the Company will deliver a notice to the Trustee stating (a) the applicable section of the Indenture pursuant to which such reports are required to be delivered and (b) that such current reports are available from the Company on request as provided in the Indenture and (c) that the Trustee shall promptly send or cause to be sent to each Holder and beneficial owner of Notes a copy of such notice.

(b)           The Company will distribute the annual, quarterly and current information required by this Section 4.08 electronically or via overnight mail delivery promptly (A) upon written request to the Company to the attention of its Chief Financial Officer to any Person who certifies in such written request, to the Company’s reasonable satisfaction, that such Person is (i) a Holder of Notes, (ii) a beneficial owner of Notes, or (iii) a prospective investor in the Notes, provided however, that prospective investors in the Notes must (1) represent to the Company that they are a bona fide prospective investor in the Notes, and (2) agree to treat such information as confidential, that such information will be used solely for the purpose of evaluating an investment in the Notes and that such information will not be disclosed  to any person or entity other than the prospective investor’s employees, accountants, representatives and counsel solely for the purposes of evaluating such investment and (B) to the Trustee, provided however, that the Trustee agrees to treat such information as confidential and shall not be required or permitted to furnish such information to any other Persons, including Persons entitled to request such information directly from the Company, except as required by law and except that for the avoidance of doubt, the Trustee shall provide Holders with the notice contemplated by Section 4.08(a)(3)(c).

(c)           At the Company’s sole option, the Company may elect to fulfill the requirement to distribute the annual, quarterly and current information required by this Section 4.08 by posting it on a reputable password protected online data system, such as Intralinks; if the Company makes such election, it shall promptly notify the Trustee providing such details as shall be reasonably necessary to enable Persons entitled to request such financial statements with the ability to access them.

(d)           Notwithstanding the foregoing (i) the Company will not be required to comply with the Sarbanes-Oxley Act of 2002, including Sections 302, 404 or 906 thereof, or related Items 307 and 308 of Regulation S-K; (ii) the Company will not be required to comply with Regulation G under the Securities Exchange Act of 1934 or related Item 10(e) of Regulation S-K; and (iii) the Company may include such additional information, if any, as it may determine in its sole discretion in the annual, quarterly and current information required by this Section 4.08.

(e)           In addition, in the event that any of the Notes become restricted securities under the Securities Act, the Company will furnish to the Holders upon their written request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.”

III.	EFFECTIVE DATE.

This First Supplemental Indenture shall become effective on the date hereof.

IV.	MISCELLANEOUS.

Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  THE COMPANY AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE COMPANY AND EACH GUARANTOR IRREVOCABLY CONSENTS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS SET FORTH IN THE INDENTURE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

Continuing Agreement.

Except as herein amended, all terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

Waiver.

The execution, delivery and effectiveness of this First Supplemental Indenture shall not operate or be construed as a waiver or forbearance with respect to Defaults or Events of Default under the Indenture or the Notes, if any, which may now or hereafter exist or the waiver of any right, power or remedy which the Holders or the Trustee may have with respect thereto under the Indenture, the Notes or applicable law.  Any and all rights which may now or hereafter exist in favor of Holders or the Trustee under the Indenture, the Notes or applicable law are reserved for the Holders and the Trustee, respectively.

Conflicts.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail.

Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Headings, Etc.

The headings of the Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Trustee’s Disclaimer.

The recitals contained herein shall be taken as the statements of the Company and the Guarantors and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

[Signatures on following pages]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Supplemental Indenture as of the date first written above.

ATLANTIC EXPRESS TRANSPORTATION CORP.

By:	/s/ Domenic Gatto
Name:	Domenic Gatto
Title:	Chief Executive Officer

Attest:

/s/ Nathan Schlenker
Name: Nathan Schlenker
Title: Chief Financial Officer

GUARANTORS:
180 Jamaica Corp.	Fiore Bus Service, Inc.
Amboy Bus Co., Inc.	Groom Transportation, Inc.
Atlantic Escorts Inc.	G.V.D. Leasing Co., Inc.
Atlantic Express Coachways, Inc.	James McCarty Limo Service, Inc.
Atlantic Express New England, Inc.	Jersey Business Land Co., Inc.
Atlantic Express of California, Inc.	K. Corr, Inc.
Atlantic Express of Illinois, Inc.	Merit Transportation Corp.
Atlantic Express of L.A. Inc.	Metro Affiliates, Inc.
Atlantic Express of Missouri Inc.	Metropolitan Escort Service, Inc.
Atlantic Express of New Jersey, Inc.	Midway Leasing Inc.
Atlantic Express of Pennsylvania, Inc.	R. Fiore Bus Service, Inc.
Atlantic Express of Upstate New York, Inc.	Raybern Bus Service, Inc.
Atlantic Paratrans of NYC, Inc.	Raybern Capital Corp.
Atlantic Paratrans, Inc.	Raybern Equity Corp.
Atlantic Queens Bus Corp.	Robert L. McCarthy & Son, Inc.
Atlantic Transit, Corp.	Staten Island Bus, Inc.
Atlantic-Hudson, Inc.	Temporary Transit Service, Inc.
Block 7932, Inc.	Transcomm, Inc.
Brookfield Transit Inc.	Winsale, Inc.
Courtesy Bus Co., Inc.

By:	/s/ Domenic Gatto
Name:	Domenic Gatto
Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Trustee and Collateral Agent

By:	/s/ Sherma Thomas
Name:	Sherma Thomas
Title:	Assistant Treasurer